EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION OF
ADVANTEGO CORPORATION

FIRST: The name of the Corporation is Advantego Corporation.

SECOND: The Corporation shall have perpetual existence.

THIRD: (a) Purposes. The purposes for which the Corporation is organized are as follows: general-purpose; to purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, manage, operate, develop, deal in and with all kinds of personal and real property and interest therein; to act as a representative or agent in any capacity for any other Corporation,  association  or  other  entity,  and  to conduct, manage  and operate  any  lawful enterprise  in connection  therewith; to promote, manage, acquire or invest in any business lawful  for  the Corporation to engage in and in general to carry on any lawful business necessary, suitable or convenient in connection with or incidental to the accomplishment of any corporate purpose, or designed directly or indirectly to promote the interest of the Corporation or to enhance  the  value  of  its properties or services, whether such business is similar in nature to  the foregoing purposes, or otherwise.

(b) Powers. In furtherance of its lawful purposes the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter exercisable by Corporations organized under the laws the laws of Colorado.

In addition, it may do everything necessary, suitable convenient or proper for the accomplishment of any of its corporate purposes.

FOURTH: The aggregate number of Common Shares which the Corporation shall have the authority to issue is Two Billion (2,000,000,000), all of one class and all with a par value of $.0001 per share; the aggregate number of Preferred Shares which the Corporation shall have the authority to issue is Ten Million (10,000,000), all with a par value of $.01 per share and of such classes and with such preferences as the Corporation's Board of Directors may determine from time to time.

Effective January 31, 2018, this Corporation's Series A, C and D preferred shares are cancelled.

Effective January 31, 2018, each eleven shares of this Corporation's common stock were automatically converted to one share of this Corporation's common stock.  No fractional shares or script were issued.

FIFTH: The shareholders of the Corporation shall not have cumulative voting rights in the election of directors.

SIXTH:  The shareholders of the Corporation shall not have any pre-emptive rights.

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SEVENTH: The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

EIGHTH: The following provisions are inserted for the regulation of the internal affairs of the Corporation, and they are in furtherance of and not in limitation or exclusion of the powers conferred by law:

(a)           Contracts with directors, etc. No contract or other transaction of the Corporation with any other person, firm or Corporation, or in which this Corporation is interested, shall be affected or invalidated by:

(i)           The fact that any one or more of the directors or officers of this Corporation is interested in or is a director or officer of another corporation; or

(ii)          The fact that any director of officer, individually or jointly with others, may be party to or may be interested in any such contract or transaction.

Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or any firm or Corporation in which he may be in any way interested.

(b)           Negation of equitable interest in shares or rights. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all  rights  deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such shares or of rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall  have either  actual or constructive  notice of the interest of such purchaser, assignee, transferee or other person; and no such purchaser, assignee, transferee or other person  shall be entitled to  receive notice of the meetings of the shareholders, to vote at such meetings, to examine a list of the shareholders, or to own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee  or other person has become the registered holder of such shares.

(c)           Restrictions on transfer of stock. The Corporation is granted the right to impose such restrictions on the transfer of the shares as a majority of the Board of Directors deems necessary, advisable or proper.

NINTH: The address of the initial registered office of the Corporation: Not Applicable.

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TENTH: The number of directors of this Corporation shall not be less than three, provided however, in the event there are fewer than three stockholders, the number of directors shall be the same as the number of shareholders.

ELEVENTH: The name and address of the incorporator: Not Applicable.

TWELFTH: The Corporation hereby adopts, incorporates, and extends indemnification from liability for its officers and directors to the fullest extent as now permitted or may hereafter be permitted under the provisions of the Colorado Corporation Code.

THIRTEENTH: The Corporation reserves the right, from time to time, to amend, alter or repeal,  or add any provisions to, its Articles of Incorporation by a vote of a majority of its shareholders, and  in the manner prescribed by the laws of the State of Colorado.

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AMENDED

CERTIFICATE OF DESIGNATION OF THE

PREFERENCES AND RIGHTS

OF

SERIES B CONTINGENT CONVERTIBLE PREFERRED STOCK

OF

ADVANTEGO CORPORATION
(f/k/a GOLDEN EAGLE INTERNATIONAL, INC.)

*   *   *   *

1.            Number and Designation.  This series shall consist of 4,500,000 shares of Preferred Stock of the Corporation and shall be designated the Series B Convertible Preferred Stock ("Series B Stock").  The number of authorized shares of Series B Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designation pursuant to the provisions of the Colorado Business Corporation Act stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except pursuant to  majority vote of the Series B Holders.  None of the shares of Series B Stock has been issued.

2.             Dividends.  When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series B Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 2 .  At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series B Holder such holder's share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such holder's Series B Stock.

 3.             Voting Rights.

A.           The Series B Holders shall be entitled to notice of any shareholders' meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock, and shall have one vote (1) for each share of Series B Stock held.

 B.           In addition to any other rights provided by law, so long as any Series B Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Stock, will not amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or By-Laws if such action would materially adversely affect the liquidation preferences of, or the rights or restrictions provided for the benefit of, any Series B Stock.

 4.             Preference Upon Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, each Series B Holder will be entitled to be paid, before any distribution or payment is made upon any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value (as defined in Section 5C below) of all shares of Series B Stock held by such holder, plus accrued dividends, if any; thereafter, each Series B Holder will participate in any distribution or payment on a pro rata basis with all Junior Securities as if the Series B Stock had been converted into Common Stock so long as the Corporation has sufficient authorized but unissued common shares to allow the conversion of each Series B Share.

 5.             Conversion into Conversion Stock.

 A.            Conversion.  The Corporation shall use its best efforts to authorize sufficient Common Stock by filing articles of amendment with the Secretary of State of Colorado, so that the Series B Holders may convert their Series B Preferred Stock into Common Shares at a ratio of one preferred share for one-half of one share of Common Stock (the "Conversion Ratio").  Conversion shall only occur upon such date as the Corporation authorizes sufficient additional Common Stock as evidenced by filing articles of amendment with the Secretary of State of Colorado.

 B.             Contingent Conversion Feature

(i)            The conversion of Series B Stock will be deemed to have been effected upon the written notice by the Series B Stock Holder.  At such time as such conversion has been effected, the rights of the holder of such Series B Stock as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(ii)           As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

 (iii)          The issuance of certificates for shares of Common Stock upon conversion of Series B Stock will be made without charge to the Series B Stock Holder

C.            Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately increased.

D.            Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Board of Directors of the Corporation will make an appropriate adjustment in the Conversion Ratio so as to protect the rights of the Series B Holders; provided that no such adjustment will increase the Conversion Ratio as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series B Stock.

 E.             Notices.

 (i)            Immediately upon any adjustment of the Conversion Ratio, the Corporation will send written notice thereof to all Series B Holders.

(ii)           All notices and other communications from the Corporation to a Series B Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by such holder, or, until an address is so furnished, to and at the address of the last holder who has so furnished an address to the Corporation.

 E.            Converted or Redeemed Shares.  Any shares of Series B Stock which are converted pursuant to this Section 5 will be canceled and will not be reissued, sold or transferred and will be returned to authorized but unissued shares of Preferred Stock.

6.             Miscellaneous.

A.            Registration of Transfer.  The Corporation will keep at its principal office a register for the registration of Series B Stock.  Upon the surrender of any certificate representing Series B Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

B.            Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series B Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

C.            Priority.  The Corporation may not issue any series of Preferred Stock that may be treated in pari passu or senior to the Series B Stock.

D.            Definitions.  For purposes hereof:

 "Common Stock" means the Common Stock of the Corporation, $.0001 par value per share, and includes all stock of any class or classes (however designated) of the Company, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

"Conversion Ratio" shall have the meaning set forth in Section 5A.

"Corporation" shall have the meaning set forth in the first paragraph of this Certificate of Designation.

"Junior Securities" means the Common Stock and any equity securities of any kind (but not including any debt securities convertible into equity securities) which the Corporation or any Subsidiary at any time issues or is authorized to issue other than the Series B Stock unless the terms of such security explicitly state that such security shall be senior to or on a par with the Series B Stock.

 "Liquidation Value" of any share of Series B Stock as of any particular date will be $1.00.

"Original Issue Date" means the date the Series B Stock is first issued.

 "Person" and "person" means an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

 "Series B Holder" shall mean a registered holder of Series B Stock.

"Series B Stock" shall have the meaning set forth in Section 1.

"Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

E.            Amendment and Waiver.  No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series B Stock; provided notwithstanding Section 3.B above that no such action will change or affect (a) the Conversion Ratio of the Series B Stock, (b) the Liquidation Value of the Series B Stock, or (c) the amount of cash, securities or other property receivable or to be received by the Series B Holders.

F.            Generally Accepted Accounting Principles.  When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation's previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series B Stock then outstanding.

 G. Shares Authorized and Issued.  The number of authorized shares of Preferred Stock of the Corporation is 10,000,000, and the number of shares of Series B Stock which have been issued is 240,000.